UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2009

Playboy Enterprises, Inc.
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(Exact name of registrant as specified in its charter)

Delaware	001-14790	36-4249478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 North Lake Shore Drive, Chicago, Illinois 60611
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(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (312) 751-8000

Not applicable.
_____________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2009, Playboy Enterprises, Inc. (the “Company”) announced the election of Scott N. Flanders as chief executive officer and a member of the board of directors, effective July 1, 2009. Mr. Flanders will succeed Jerome H. Kern, who has been serving as the Company’s interim chief executive officer and interim chairman of the board. The Company also announced the appointment of David I. Chemerow as non-executive chairman of the board, effective immediately. Mr. Kern will remain as a director of the Company.

Mr. Flanders, 52, has been the president and chief executive officer of Freedom Communications, Inc. (“Freedom”) since 2006. Prior to that, Mr. Flanders had been an independent director on Freedom’s board of directors since 2001 and was chairman of both the compensation and nominating committees. From 1999 to 2006, Mr. Flanders served as the chairman of the board of directors and chief executive officer of Columbia House Company. Prior to that, Mr. Flanders served as chairman, president and chief executive officer of Telstreet.com. Mr. Flanders serves as a director for eHealth, Inc., the president of the board of visitors of the Maurer School of Law at Indiana University, a board member of the Columbia Business School Media Forum and a board member at numerous civic organizations.

In connection with his employment, Mr. Flanders and the Company entered into an employment agreement dated June 1, 2009. Under the agreement, Mr. Flanders will assume the role of chief executive officer effective July 1, 2009. The agreement has a term of four years, unless earlier terminated by either party, and automatically renews for successive one-year terms unless either party provides notice of intent not to renew. The Company may terminate the agreement at any time for cause (subject to a cure period) or with thirty days notice for any reason, subject to certain severance and other payment obligations. Under the terms of the agreement, Mr. Flanders will receive an annual base salary of $875,000, which shall increase by $25,000 each year, and will be eligible for a one-time performance-based bonus at the end of calendar 2009 at a target amount of 75% of his base salary and a maximum of 100%. Any such bonus will be at the sole discretion of the board. For 2010 and each other calendar year in the remaining term of the agreement, Mr. Flanders will be eligible to participate in an board approved incentive compensation plan at a target amount of 75% of his base salary and a maximum of 100%. Upon the commencement of his employment on July 1, 2009, Mr. Flanders will also receive a one-time grant of 150,000 restricted stock units of the Company’s Class B common stock and options to purchase 1,200,000 shares of Class B common stock. The restricted stock units and stock options will both vest over a period of four years, subject to accelerated vesting in the event of a change in control. The exercise price of the stock options will equal the closing price of the Company’s Class B common stock on the grant date. Mr. Flanders shall be subject to certain non-competition and non-solicitation provisions for the term of his employment with the Company and one year thereafter.

Section 7—Regulation FD

Item 7.01.	Regulation FD Disclosure.

The Company issued a press release regarding the election of Mr. Flanders as chief executive officer and a member of the board of directors and the appointment of Mr. Chemerow as non-executive chairman of the board on June 1, 2009. A copy of the press release is furnished as Exhibit 99.1 to this report.

Section 9—Financial Statements and Exhibits
Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release issued by Playboy Enterprises, Inc. on June 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2009	PLAYBOY ENTERPRISES, INC.

	By:	/s/ Howard Shapiro
Howard Shapiro
Executive Vice President, Law and
Administration, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Playboy Enterprises, Inc. on June 1, 2009.